Exhibit 99.1

Black Diamond Therapeutics Announces Pipeline Prioritization and Workforce Realignment

– Strategic areas of focus on development of BDTX-1535 and BDTX-4933 as well as MAP platform enabled small molecule drug discovery efforts –

– Company to discontinue development of BDTX-189 and reduce workforce to extend its cash runway into 3Q 2024, supporting execution of key milestones –

CAMBRIDGE, Mass. and NEW YORK, April 25, 2022 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of MasterKey therapies, today announced that it is realigning its resources to focus on key near-term value drivers and to extend its cash runway into the third quarter of 2024, supporting the execution of important clinical and preclinical milestones.

“Black Diamond’s mission of expanding the reach of precision cancer medicines through the development of our novel MasterKey therapies is at the core of our daily work, and we believe that our MAP discovery engine offers a novel approach to addressing major unmet needs within the oncology treatment landscape,” said David Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “In order to increase our operational efficiency and execute on our mission, we have made the difficult decision to reduce our workforce by approximately 30%. We are incredibly grateful to every member of the Black Diamond team who has helped to advance MasterKey therapies for the many patients in need of new therapeutic options as well as to the patients and investigators involved in the clinical trial of BDTX-189. The actions announced today enable us to focus and strengthen our organizational priorities, reduce our operating expenses, and continue to invest in value generating clinical development activities to bring us to the next inflection points for BDTX-1535 and BDTX-4933.”

Black Diamond has discontinued the development of BDTX-189 and realigned its workforce to focus on progressing its pipeline through important upcoming milestones for BDTX-1535, BDTX-4933 and discovery efforts. Since its announcement regarding the status of BDTX-189 in January 2022, the Company has been reviewing the development program for BDTX-189, an orally available, irreversible small molecule inhibitor targeting oncogenic driver mutations of the epidermal growth factor receptor (EGFR) and human epidermal growth factor receptor 2 (HER2) kinases, while continuing to enroll patients in the safety expansion cohort of the Phase 1 study. As part of its strategic review, Black Diamond has decided to discontinue development of the program due to the rapid evolution of the treatment landscape in non-small cell lung cancer (NSCLC) harboring either EGFR or HER2 Exon 20 insertion mutations.

Black Diamond is aligning its operational and scientific efforts on two priority programs, in addition to its discovery efforts.

BDTX-1535

•	BDTX-1535 is designed as a potent, selective, brain-penetrant and irreversible MasterKey inhibitor of EGFR mutations expressed in glioblastoma multiforme and of intrinsic and acquired resistance EGFR mutations to third generation EGFR inhibitors in NSCLC.
•	Black Diamond initiated the Phase 1 study of BDTX-1535 in the first quarter of 2022 and expects to provide a clinical data update in 2023.

BDTX-4933

•	BDTX-4933 is a central nervous system (CNS)-penetrant BRAF inhibitor against a family of Class I, II, III canonical and non-canonical mutations being developed for the treatment of patients with or without brain tumors driven by oncogenic BRAF mutations. BDTX-4933 is designed to be highly selective and potent, with the ability to avoid paradoxical activation.
•	Black Diamond initiated investigational new drug (IND)-enabling studies in the first quarter of 2022 and expects to submit an IND for BDTX-4933 in the first half of 2023.

Discovery Efforts

•	Black Diamond will continue the advancement of its discovery efforts generated from its Mutation-Allostery-Pharmacology (MAP) Drug Discovery Engine focused on predicting and validating novel oncogenic mutant families from population level tumor genomics. Black Diamond anticipates announcing a development candidate for its FGFR program in 2022 in addition to disclosing a new small molecule development candidate in 2023.

About Black Diamond

Black Diamond Therapeutics is a precision oncology medicine company pioneering the development of novel MasterKey therapies. Black Diamond is addressing the significant unmet need for novel precision oncology therapies for patients with genetically defined cancers who have limited treatment options. Black Diamond is built upon a deep understanding of cancer genetics, onco-protein function, and drug discovery. The Company’s proprietary Mutation-Allostery-Pharmacology, or MAP drug discovery engine, is designed to allow Black Diamond to analyze population-level genetic sequencing tumor data to predict and validate oncogenic mutations that promote cancer across tumor types as MasterKey mutations. Black Diamond discovers and develops selective MasterKey therapies against these families of oncogenic mutations. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the planned realignment of resources and pipeline prioritization, the ongoing development of BDTX-1535 and BDTX-4933, including timing of upcoming milestones, the nomination of a development candidate for the Company’s FGFR program and the Company’s cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in the Company’s 2021 annual report on Form 10-K filed with the United States Securities and Exchange Commission and its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For Investors:

Julie Seidel

investors@bdtx.com

For Media:

Kathy Vincent

(310) 403-8951

media@bdtx.com